Exhibit 12.1

Statement re Computation of Ratios

We did not have any earnings or fixed charges for the six months ended December 31, 2007 or the years ended June 30, 2007, 2006, 2005, 2004 and 2003. We also did not have any shares of preferred stock outstanding during these periods.